Exhibit 3.2

State of Delaware Secretary of State Division of Corporations Delivered 08:04 AM 07/23/2019 FILED 08:04 AM 07/23/2019 SR 20196098621 – File Number 4720325	Execution Version

CERTIFICATE OF MERGER OF

ANCHOR MIDSTREAM MERGER SUB, LLC

(a Delaware limited liability company)

WITH AND INTO

AMERICAN MIDSTREAM PARTNERS, LP

(a Delaware limited partnership)

July 23, 2019

Pursuant to Section 17-211 of the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”) and Section 18-209 of the Delaware Limited Liability Company Act (the “DLLCA”), American Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), hereby certifies to the following information relating to the merger of Anchor Midstream Merger Sub, LLC, a Delaware limited liability company, with and into the Partnership (the “Merger”):

FIRST:	The name, type of entity and state of organization of each of the constituent entities (the “Constituent Entities”) to the Merger is as follows:

Name	Entity Type	State
American Midstream Partners, LP	Limited Partnership	Delaware

Anchor Midstream Merger Sub, LLC	Limited Liability Company	Delaware

SECOND:	The Agreement and Plan of Merger has been approved and executed by each of the Constituent Entities in accordance with Section 17-211 of the DRULPA and Section 18-209 of the DLLCA.

THIRD:	The Partnership shall be the entity surviving the Merger (the “Surviving Entity”), and the name of the Surviving Entity shall remain “American Midstream Partners, LP.”

FOURTH:	The certificate of limited partnership of the Partnership as in effect immediately prior to the effectiveness of this Certificate of Merger shall be the certificate of limited partnership of the Surviving Entity, without any changes or amendments thereto as a result of the Merger.

FIFTH:	The Agreement and Plan of Merger is on file at 2103 CityWest Blvd., Building 4, Suite 800, Houston, Texas 77042, a place of business of the Surviving Entity, and a copy thereof will be furnished by the Surviving Entity, on request and without cost, to any partner or member of, or person holding an interest in, either of the Constituent Entities.

SIXTH:	This Certificate of Merger and the Merger shall become effective at the time this Certificate of Merger is filed with the Secretary of State of the State of Delaware.

[Signature page follows.]

IN WITNESS WHEREOF, the Surviving Entity has executed and delivered this Certificate of Merger as of the date first written above.

AMERICAN MIDSTREAM PARTNERS, LP

By:	AMERICAN MIDSTREAM GP, LLC, its general partner

By:	/s/ Louis J. Dorey
Name:	Louis J. Dorey
Title:	Interim President and Chief Executive Officer

[Signature Page to Certificate of Merger]